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                                                                  EXHIBIT 99.15
                                                   Harris Trusts--Beneficiaries

                             CONSENT AND AGREEMENT

  THIS CONSENT AND AGREEMENT (this "Agreement ") is executed and delivered by the individual or entity whose name appears in the signature block at the end of this Agreement (the "Undersigned ").

                            PRELIMINARY STATEMENTS

  A. Steven B. Harris and Paul E. Harris are the duly appointed and acting trustees of the Paul E. Harris Grantor's Trust and Steven B. Harris is the duly appointed and acting trustee of each of the Steven B. Harris Trust and the Paul E. Harris Retained Interest Trust II (each of Steven B. Harris and Paul E. Harris in such capacities, a "Trustee " and collectively the "Trustees ", and each of the Paul E. Harris Grantor's Trust, the Steven B. Harris Trust and the Paul E. Harris Retained Interest Trust II, individually, a "Trust " and collectively, the "Trusts ").

  B. The Trustees are the record holders of (i)   shares of common stock
     ("THC Common Stock "), par value $1.00 per share, of The Hughes
     Corporation, a Delaware corporation ("THC "), and (ii)     Class 1 LP
     Units ("Class 1 Units ") of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP ").

  C. The Undersigned is a beneficiary under one or more of the Trusts.

  D. The Undersigned has heretofore received a copy of the Proxy
     Statement/Prospectus, dated May  , 1996 (the "Proxy
     Statement/Prospectus "), relating (among other things) to a joint special meeting of the stockholders of THC and the holders of Class 1 Units of HHPLP to be held in Houston, Texas on June 12, 1996 (the "Joint Special Meeting ").

  E. At the Joint Special Meeting, the record holders of the outstanding shares of THC Stock will consider and vote upon the merger ("Merger 1 ") of THC with and into TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of Rouse, pursuant to the terms of the Agreement and Plan of Merger attached as Appendix A to the Proxy Statement/ Prospectus (as amended, the "Merger 1 Agreement ").

  F. Also at the Joint Special Meeting, the record holders of the outstanding Class 1 Units of HHPLP will consider and vote upon the merger ("Merger 2 ") of TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Rouse, with and into HHPLP pursuant to the terms of the Agreement and Plan of Merger attached as Appendix B to the Proxy Statement/Prospectus (as amended, the "Merger 2 Agreement ").

  G. At the closing of Merger 1, Rouse will execute and deliver a Contingent Stock Agreement in the form attached as Appendix D to the Proxy Statement/Prospectus (the "Contingent Stock Agreement ").

  H. HHPLP will make a special distribution (as more particularly described in the Proxy Statement/Prospectus, the "Special Distribution ") to the holders of the Class 1 Units of HHPLP immediately prior to, but conditioned upon the closing of, Merger 1 and Merger 2 (collectively, the "Mergers ").
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  I. The Undersigned is entering into this Agreement in order to facilitate the implementation and consummation of Mergers and the other transactions described in the Proxy Statement/Prospectus.

  NOW, THEREFORE, in consideration of the matters set forth in the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes stated in this Agreement and the Proxy Statement/Prospectus, the Undersigned, intending to be legally bound, hereby agrees as follows:

    Section 1. Consents, Approvals, etc. The Undersigned, with respect to each Trust under which the Undersigned is a beneficiary, irrevocably and unconditionally:

      (a) authorizes, empowers and directs each Trustee of such Trust to
    (i) represent such Trust at the Joint Special Meeting and (ii) with respect to all shares of THC Common Stock and Class 1 Units of HHPLP held of record by such Trustee, in which the Undersigned owns or claims a beneficial interest under such Trust, to vote such shares of THC Common Stock and Class 1 Units of HHPLP in favor of the approval and adoption of the Merger 1 Agreement and the Merger 2 Agreement (collectively, the "Merger Agreements");

      (b) approves the Mergers and all other transactions contemplated by the Merger Agreements, including, but not limited to, the Special Distribution;

      (c) approves, ratifies and confirms all actions taken by or on behalf of such Trust, any Trustee of such Trust, THC, HHPLP and/or The Howard Hughes Corporation, a Delaware corporation, in connection with the Merger Agreements and the Contingent Stock Agreement and the transactions contemplated thereby;

      (d) authorizes, empowers and directs any Trustee of such Trust to make such representations as Rouse may request regarding the absence of any plan or intention on the part of such Trustee to sell or otherwise dispose of any shares of common stock, par value $0.01 per share, of Rouse received by such Trustee in the Mergers;

      (e) adopts and approves the Contingent Stock Agreement in all respects;

      (f) approves, ratifies and confirms appointment of the Representatives (as defined in the Contingent Stock Agreement) and all actions taken or omitted (whether before, on or after the date hereof) by or on behalf of the Representatives pursuant to the terms of the Contingent Stock Agreement, including, but not limited to, (i) the establishment of the Escrow Account (as defined in the Contingent Stock Agreement) and the withdrawal and disbursement of funds on deposit therein and (ii) the exercise by the Representatives of all of the powers, rights, privileges and remedies conferred, or purported to be conferred, upon them under the Contingent Stock Agreement; and

      (g) waives compliance with any provision of any document governing the administration of such Trust which is contrary to or inconsistent with any of the actions described or referred to in the foregoing clauses (a) through (f).

    Section 2. Acknowledgments. The Undersigned acknowledges receipt of (i) true and complete copies of the Proxy Statement/Prospectus (including the attachments thereto) and (ii) such other information as the Undersigned has requested in connection with this Agreement and the matters referred to herein, including the Mergers.

    Section 3. Binding Effect; Benefit and Burden. This Agreement shall survive the death, disability, incompetency or bankruptcy of the Undersigned and the termination of any Trust and shall extend to, and be binding upon, the Undersigned's heirs, legal representatives, personal representatives, successors and assigns. This Agreement is intended for the benefit of the Trustees and the Representatives and their respective heirs, legal representatives, personal representatives, successors and assigns.

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  IN WITNESS WHEREOF, the Undersigned has executed this Agreement this   day
of     , 1996.

                                          Signature: __________________________

                                          Printed Name: _______________________

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